MINIMUM GUARANTEED
INCOME BENEFIT RIDER

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Golden American is a stock company domiciled in Delaware.

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                     GOLDEN AMERICAN LIFE INSURANCE COMPANY

                       (HEREINAFTER CALLED WE, US AND OUR)

The Contract to which this Rider is attached is hereby modified by the provisions of this Rider. This Rider's provisions control when there is a conflict between this Rider and the Contract.

Where used in this Rider the term Contract shall mean Certificate when this Rider is attached to a Certificate. This Rider becomes effective as of the Contract Date unless a different date, the Rider Date, is stated below. The term Credit is as defined in the Contract. If not defined in the Contract to which this Rider is attached, the Credit shall be zero.

MINIMUM GUARANTEED INCOME BENEFIT

This Rider provides an option to take the Minimum Guaranteed Income Benefit ("MGIB") instead of the annuity benefits payable under the Contract. This option may only be exercised at specified times, Exercise Dates, as described below. This Rider has no Cash Surrender Value.

The MGIB is a minimum periodic income. The MGIB will be paid monthly, unless you elect to receive it less frequently. You can elect to receive the MGIB on a monthly, quarterly, semi-annual, or annual basis. If you elect to receive the MGIB, you must provide us a written election within the 30 days prior to an Exercise Date. Your election will become effective as of the Exercise Date following receipt of your request. Exercise Dates are shown in the Contract Schedule. On and after the Exercise Date that you elect to begin receiving the
MGIB: (1) no other benefits under the Contract are payable; (2) no additional Premium Payments may be made under the Contract; and (3) no further MGIB Charges will be deducted and all charges under the Contract will cease.

The MGIB is determined as follows:

     1) The MGIB Benefit Base on the Exercise Date less any surrender charges and premium tax and after any Market Value Adjustments, is multiplied by;

     2)   The applicable MGIB Income Plan Factor on the Exercise Date.

The MGIB Benefit Base for determining the MGIB on the Exercise Date is the greater of (i) and (ii) below, where:

     (i) Is the lesser of the Maximum MGIB Base and the sum of (a) and (b) where:

          (a)  is the MGIB Rollup Base for Covered and Special Funds;

          (b)  is the Accumulation Value allocated to Excluded Funds; and

     (ii) Is the sum of (a) and(b) where:

          (a)  is the MGIB Ratchet Base for Covered and Special Funds; and

          (b)  is the Accumulation Value allocated to Excluded Funds.

MGIB ROLLUP BASE

If this Rider is effective as of the Contract Date, the initial MGIB Rollup Base for Covered Funds is the initial premium plus any Credits, if applicable, allocated to Covered Funds. If this Rider is added to a Contract after the Contract Date, the initial MGIB Rollup Base for Covered Funds is equal to the Accumulation Value allocated to Covered Funds on the Rider Date. Thereafter, the MGIB Rollup Base for Covered Funds is increased by Eligible Premiums paid and allocated to Covered Funds, plus any Credits thereon, if applicable, adjusted for any Partial Withdrawals and transfers, accumulated for the calculation period at the MGIB Rate.

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The MGIB Rollup Base for Excluded Funds has a corresponding definition, but with respect to amounts allocated to Excluded Funds.

If this Rider is effective as of the Contract Date, the initial MGIB Rollup Base for Special Funds is the initial premium plus any Credits, if applicable, allocated to Special Funds. If this Rider is added to a Contract after the Contract Date, the initial MGIB Rollup Base for Special Funds is equal to the Accumulation Value allocated to Special Funds on the Rider Date. Thereafter, the MGIB Rollup Base for Special Funds is increased by Eligible Premiums paid and allocated to Covered Funds, plus any Credits thereon, if applicable, adjusted for any Partial Withdrawals and transfers.

MGIB Rate

The MGIB Rate is shown in the Contract Schedule. The MGIB Rate will be set to zero on the earlier of: (1) the Contract Anniversary on which the Owner's attained age equals the Maximum MGIB Rollup Age shown in the Contract Schedule; or (2) the date the MGIB Rollup Base is equal to or would exceed the Maximum MGIB Base.

Transfers

Net Transfers from Special, Covered or Excluded Funds will reduce the applicable MGIB Rollup Base on a pro-rata basis. This transfer adjustment is equal to (1) divided by (2) multiplied by (3) where: (1) is the Accumulation Value transferred; (2) is the Accumulation Value immediately prior to the transfer; and (3) is the amount of the MGIB Rollup Base immediately prior to the transfer. Separate adjustments will apply to Covered, Special and Excluded Funds.

Net transfers from Special Funds to Covered or Excluded Funds will result in a corresponding increase in the MGIB Rollup Base for Covered or Excluded Funds, as applicable. The amount of such increase will equal the reduction in the MGIB Rollup Base allocated to Special Funds.

Net transfers from Covered Funds to Special or Excluded Funds will result in a corresponding increase in the MGIB Rollup Base for Special or Excluded Funds, as applicable. The amount of such increase will equal the reduction in the MGIB Rollup Base allocated to Covered Funds.

Net transfers from Excluded Funds to Covered or Special Funds will result in a corresponding increase in the MGIB Rollup Base for Covered or Special Funds, as applicable. The amount of such increase will equal the lesser of the reduction in the MGIB Rollup Base allocated to Excluded Funds and the net Accumulation Value transferred.

Maximum MGIB Base

The Maximum MGIB Base is shown in the Contract Schedule. Any addition to the Accumulation Value due to spousal continuation will have no effect on the MGIB Rollup Base or the Maximum MGIB Base. Partial Withdrawals will reduce the Maximum MGIB Base on a pro-rata basis.

MGIB RATCHET BASE

If this Rider is effective as of the Contract Date, the MGIB Ratchet Base for Covered and Special Funds is the initial premium plus any Credits, if applicable, allocated to Covered and Special Funds. If this Rider is added to a Contract after the Contract Date, the initial MGIB Ratchet Base for Covered and Special Funds is equal to the Accumulation Value allocated to Covered and Special Funds on the Rider Date. On subsequent Determination Dates, the MGIB Ratchet Base for Covered and Special Funds is calculated as follows:

     (1) Start with the MGIB Ratchet Base for Covered and Special Funds from the most recent prior Determination Date.

     (2) Add to (1) any additional Eligible Premiums and any Credits allocated to Covered and Special Funds since the prior Determination Date.

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     (3) Add to (or subtract from) (2) adjustments for transfers and any Partial Withdrawal Adjustments for any partial withdrawals taken from Covered and Special funds since the prior Determination Date.

     (4) On a Determination Date that occurs on or prior to the date on which the Owner's attained age equals the Maximum MGIB Ratchet Age shown in the Contract Schedule, we set the MGIB Ratchet Base for Covered and Special Funds equal to the greater of (3) or the Accumulation Value in Covered and Special Funds minus any fees and charges deducted as of such date. At any other time, the MGIB Ratchet Base for Covered and Special Funds is equal to (3).

Determination Dates are shown in the Contract Schedule.

The MGIB Ratchet Base for Excluded Funds has a corresponding definition, but with respect to amounts allocated to Excluded Funds.

Transfers from Special and/or Covered Funds to Excluded Funds will reduce the MGIB Ratchet Base for Covered and Special Funds on a pro-rata basis. The resulting increase in the MGIB Ratchet Base for Excluded Funds will equal the reduction in the MGIB Ratchet Base for Covered and Special Funds.

Transfers from Excluded Funds to Covered and/or Special Funds will reduce the MGIB Ratchet Base for Excluded Funds on a pro-rata basis. The resulting increase in the MGIB Ratchet Base for Covered and Special Funds will equal the lesser of the reduction in the MGIB Ratchet Base for Excluded Funds and the net Accumulation Value transferred.

ELIGIBLE PREMIUMS

Eligible Premiums are defined in the Contract Schedule.

COVERED FUNDS

For purposes of this Rider, any divisions not designated as Special or Excluded shall be Covered.

SPECIAL FUNDS

Special Funds, if any, applicable to this Rider and existing on the Contract Date, are shown in the Contract Schedule. We may classify newly available divisions as Special Funds from the date of their availability. We may reclassify an existing division as a Special Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such division after the date of change.

EXCLUDED FUNDS

Excluded Funds, if any, applicable to this Rider and existing on the Contract Date are shown in the Contract Schedule. We may classify newly available divisions as Excluded Funds from the date of their availability. We may reclassify an existing division as an Excluded Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such division after the date of change.

PARTIAL WITHDRAWAL ADJUSTMENT

The MGIB Rollup Base and MGIB Ratchet Base will be reduced by a Pro-rata Partial Withdrawal Adjustment each time a partial withdrawal is made. The Pro-rata Partial Withdrawal Adjustment is equal to (1) divided by (2), multiplied by (3), where: (1) is the Accumulation Value withdrawn; (2) is the Accumulation Value immediately prior to withdrawal; and (3) is the amount of MGIB Rollup Base and MGIB Ratchet Base immediately prior to the withdrawal. Separate adjustments will apply to Covered, Special and Excluded Funds.


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MGIB CHARGES

Charges for this Rider will be deducted from the Contract's Accumulation Value. The rate and frequency of deduction of charges are shown in the Contract Schedule. Deduction dates are measured from the Contract Date. The charge is a percentage of the total MGIB Charge Base as of the deduction date. The MGIB Charge Base is the greater of (1) the MGIB Rollup Base, and (2) the MGIB Ratchet Base. It is deducted in arrears from the portion of Accumulation Value allocated to the Variable Separate Account in proportion to the Accumulation Value in each division. If there is insufficient Accumulation Value in the Separate Account, charges will be deducted from the Fixed Division nearest maturity. An MVA adjustment may be applied to charges deducted from the Fixed Division. We may charge less than the maximum. The Maximum MGIB Charge is shown in the Contract Schedule.

If the Contract to which the Rider is attached is terminated by surrender, cancellation or application of the Contract's value to an Income Plan, the MGIB charge for the current period will be deducted from the Accumulation Value prior to termination of the Contract. Charges will be calculated using the MGIB Charge Base immediately prior to termination.

PARTIAL ANNUITY BENEFIT OPTION

On any Exercise Date before the MGIB has been exercised, you may elect to apply up to [50]% of the MGIB Benefit Base to any one of the MGIB Income Options available. That portion of the MGIB Benefit Base so applied will be used to determine the MGIB Annuity Income Payments. Income Payments under this Option will not be less than the Income Payments the Contract would otherwise provide using the same percentage of the Contract's Accumulation Value and the same Income Option. The Contract's Accumulation Value will be reduced on a pro-rata basis and the reduction will be treated as a Partial Withdrawal under the Contract. Any subsequent exercise of the MGIB must be for 100% of the MGIB Benefit Base remaining under the Rider.

RIDER TERMINATION

This Rider will terminate immediately if any of the following events occur:

     1.   If the Contract to which this Rider is attached terminates;

     2. If you die, unless the Contract is continued on the life of your spouse, in which case the Rider will continue with your surviving spouse as Owner; or,

     3.   If the Owner is not a natural person and the Annuitant dies.

     4. If the Ownership of this Contract changes and the new Owner is other than the spouse of the previous Owner.

     5.   If the Accumulation Value is insufficient to pay the MGIB Charge.

PREMIUM TAX

Any premium taxes paid by us relating to premiums for the Contract will be deducted from the MGIB Benefit Base prior to determining the amount of MGIB payable.

NOTIFICATION

The Company will notify you of your options not less than 30 days prior to an Exercise Date.

MGIB INCOME OPTIONS

The following are the MGIB Income Options available:

     1) Income for Life (Single Life or Joint with 100% Survivor) with 10-20 Years Certain;

     2)   Years Certain Income for 20-30 Years Certain.

     3) Any other Income Plan offered by us in connection with the Rider on the Exercise Date.

You may also elect to have payments increase annually at 1%, 2% or 3% compounded annually. For each Option, we will issue a separate written agreement putting the Option into effect.


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MGIB INCOME PLAN FACTORS

MGIB Income Plan Factors are calculated using interest at a rate of 2.5% per annum and, where applicable, the Annuity 2000 Mortality Table with improvements based on Projection Scale G.

Monthly Income Plan Factors for certain ages are shown below. Factors shown are per $1000 of Rider proceeds applied to the Income Option. Income Plan Factors for other ages and/or payment frequencies are available upon request.

Income Payments made under Option 1 will be paid for a minimum period (Certain Period) and for the life of the payee after the Certain Period. If the payee dies during the Certain Period, payments will continue until the end of the Certain Period, but will be paid to the Beneficiary.

Income Plan Factors for Option 1 vary by sex and age of the payee on the Exercise Date that MGIB payments begins. By age, we mean the payee's age on his or her birthday nearest the Exercise Date that MGIB payments begin.

                  TABLE OF INCOME FOR LIFE

                                                              YEARS
           MALE/FEMALE       MALE/FEMALE                      CERTAIN
AGE      10 YEAR CERTAIN   20 YEAR CERTAIN           YEARS    INCOME
---      ---------------   ---------------           -----    ------

 50        3.56/3.33          3.49/3.29               20       5.27
 55        3.91/3.63          3.78/3.56               21       5.08
 60        4.37/4.02          4.12/3.89               22       4.90
 65        4.96/4.54          4.47/4.27               23       4.74
 70        5.71/5.24          4.81/4.66               24       4.60
 75        6.59/6.13          5.06/4.98               25       4.46
 80        7.52/7.18          5.21/5.18               26       4.34
 85        8.35/8.17          5.26/5.26               27       4.22
 90        8.94/8.87          5.27/5.27               28       4.12
                                                      29       4.02
                                                      30       3.93

This Rider has no surrender value or other non-forfeiture benefits upon termination. This Rider may not be cancelled unless the Contract is terminated.

Rider Date: _________________________
(if other than Contract Date)


Signed;

                                    President


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                                                SAMPLE SCHEDULE PAGE ENTRIES


[Optional Benefit Riders:

Minimum Guaranteed Income Benefit
     MGIB Rate                  [7]%
     Maximum MGIB Base:         [3]times the sum of (a) and (b), reduced by
                                pro-rata withdrawal adjustments, where:
                                (a) is the MGIB Rollup Base on the Rider Date;
                                and (b) is Eligible Premiums and any Credit
                                thereon
     Maximum MGIB Rollup Age:   [80]
     Maximum MGIB Ratchet Age:  [90]
     Eligible premiums:         Premiums paid after the Rider Date, but not
                                more than [5] years
                                before the earliest Exercise Date.
     Exercise Date:             First Date - [January 15, 2011]
                                Subsequent Dates - [Each Contract Anniversary
                                after the First Exercise Date and prior to the
                                Annuity Commencement date]
     Determination Dates:       [Quarterly, meaning the same day of the month
                                three months following the Contract Date and
                                every three months thereafter.  If there is no
                                corresponding date, the last day of the month
                                will be used.  If the date falls on a weekend
                                or holiday, the next business day will be used.]
     Maximum MGIB Charge:       [.375]%, deducted [quarterly]
                                (annual rate [1.50]%)
     MGIB Special Funds:        [Liquid Asset Division, Limited Maturity Bond
                                Division, Guaranteed
                                Interest Division, Fixed Account]
     MGIB Excluded Funds:       [None]
     Rider Date:                [January 15, 2001]]